Exhibit 99.1

NEWS

For immediate release

Contact:                 Richard J. Poulton, Vice President, Chief Financial Officer

(630) 227-2075 or rpoulton@aarcorp.com

AAR PRICES CONVERTIBLE NOTES

WOOD DALE, ILLINOIS (February 5, 2008) — AAR CORP. (NYSE: AIR) today announced that it has agreed to sell $125.0 million aggregate principal amount of 1.625% convertible senior notes due 2014 and $100.0 million aggregate principal amount of 2.25% convertible senior notes due 2016 (together, the “Notes”) in a private offering to qualified institutional buyers pursuant to Rule 144A under the Securities Act of 1933, as amended (the “Securities Act”).  The final terms of the Notes reflect an increase of $50 million over the amount announced in the Company’s initial press release.  The Company has also granted an option to the initial purchasers for up to an additional $25.0 million in principal amount of Notes.  Upon conversion, holders will receive cash up to the principal amount, and any excess conversion value will be delivered, at the election of the Company, in cash, common stock or a combination of cash and common stock.  The conversion rate will be 28.1116 shares of common stock per $1,000 principal amount of Notes, which is equivalent to a conversion price of approximately $35.57 per share of common stock.  The conversion rate will be subject to adjustment upon the occurrence of specified events.  The sale of the Notes is expected to close on February 11, 2008.

The Company intends to use $125.0 million of the net proceeds of the offering to repay short-term indebtedness under its revolving credit facility, $26.6 million of the net proceeds to pay the net cost of the convertible note hedge and warrant transactions that the Company expects to enter into with an affiliate of one of the initial purchasers, and the remainder of the net proceeds for general corporate purposes.

The convertible note hedge transactions will have an exercise price equal to the conversion price of the Notes.  The warrants associated with the Notes will have an exercise price that is 75.0% higher than the closing price of the Company’s common stock on the NYSE on February 5, 2008.  These transactions are intended to reduce potential dilution to the Company’s common stock upon potential future conversion of the Notes and generally have the effect on the Company of increasing the conversion price of the Notes to approximately $48.83 per share, representing a 75.0% premium based on the last reported sale price of $27.90 per share on February 5, 2008.  In connection with these transactions, the hedge counterparty has advised the Company that it or its affiliates may enter into various derivative transactions with respect to the Company’s common stock concurrently with or shortly following pricing of the Notes.  These activities could have the effect of increasing or preventing a decline in the price of the Company’s common stock concurrently with or following the pricing of the Notes.  In addition, the hedge counterparty or its

One AAR Place • 1100 N. Wood Dale Road • Wood Dale, Illinois 60191 USA • 1-630-227-2000 Fax 1-630-227-2101

affiliates may from time to time, following the pricing of the Notes, enter into or unwind various derivative transactions with respect to the Company’s common stock and/or purchase or sell the Company’s common stock in secondary market transactions.  These activities could have the effect of decreasing the price of the Company’s common stock and could affect the price of the Notes.

The Notes have not been registered under the Securities Act, or any state securities laws and, unless so registered, may not be offered or sold in the United States except pursuant to an exemption from, or in a transaction not subject to, the registration requirements of the Securities Act and applicable securities laws.  This news release does not constitute an offer to sell or the solicitation of an offer to buy the Notes, nor shall there be any sale of the Notes in any state in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of such state.

###

This news release contains forward-looking statements that involve risks and uncertainties.  These include statements regarding proposed securities offerings, future acquisitions and other matters that are not historical facts.  These statements are based on management’s current expectations and are subject to a number of uncertainties and risks that could cause actual results to differ materially from those described in the forward-looking statements.  Factors that may cause a difference include, but are not limited to, changing conditions in debt markets, uncertainty of completing the proposed sale of securities and of the timing and manner of selling those shares, fluctuations in the price of the stock of AAR CORP., global, regional and industry economic conditions, and legislative, regulatory and political developments.  Further information regarding these and other factors is included in the filings by AAR CORP. with the U.S. Securities and Exchange Commission.